3Dshopping.com
                            308 Washington Boulevard
                        Marina del Rey, California 90292


Mr. Terry Gourley
494 Woodland
Simi Valley, CA 93065


                          RE: AMENDMENT TO OFFER LETTER
                          -----------------------------

Dear Terry:

This letter amendment together with Schedule "1" attached hereto (collectively, "Amendment") dated as of May 30, 2000, to your Offer Letter dated as of November 5, 1999, from Bob Grant to you, confirms our agreement in connection with your promotion from Vice President, Business Development, to Chief Executive Officer ("C.E.O") of 3Dshopping.com ("3D"), pursuant to the following terms:

1. Subject to confirmation by our Board of Directors ("Board") (which confirmation was obtained on May 24, 2000), you will serve on a full-time basis as 3D's Chief Executive Officer, and 3D will employ you in those capacities beginning on May 18, 2000 ("Hire Date"). In that capacity, you report to 3D's Board and will be advised, instructed and assisted by the Board's Chairman and the Chairman of the Board's Executive Committee (i.e., Lawrence Weisdorn) to facilitate a smooth transition into the performance of your C.E.O. duties.

2. Your initial employment term will be for a period of 1 year ("Term"); provided that, you are an at-will employee of 3D, and can be terminated by 3D without cause at any time.

3. Subject to your execution of a general release of claims in a form satisfactory to 3D, if you are terminated by 3D prior to expiration of the Term other than for cause, you will be entitled to "Severance Payments" equal to your Post-Term Compensation (as defined below) for six months. These Severance Payments will be made at such times and in such amounts as they would have been made had you remained continually employed by 3D. Any prior acceleration of any compensation payments made to you shall be taken into account for purposes of determining the amount of such Severance Payments.

4. You will receive cash compensation at the rate of $200,000 per annum during the Term only ("Term Compensation"), subject to partial recoupment by 3D if the Performance Target (as defined below) is not achieved (i.e., up to $50,000 may be recouped during the Term by 3D) as detailed below. After the Term, if you remain in your current position with 3D, you will receive cash compensation at the rate of $150,000 per annum or such other amount as agreed by the parties in writing ("Post-Term Compensation"). You will be eligible for such bonuses and other forms of supplemental compensation as may from time to time be approved by the Board. Your rate of Compensation will be subject to review by the Board of Directors not less often than annually in connection with the annual review of officer compensation generally.

5. If during the Term, 3D achieves company-wide sales of $2,200,000 (excluding any deals for which Lawrence Weisdorn is acting as the lead salesperson) within any consecutive 90-day period (i.e., the 90-day period is a rolling period within the Term for purposes of this Paragraph) ("Performance Target"), then you are entitled to retain all $200,000 paid to you as Term Compensation. If by the seventh month of the Term (i.e., by December 18, 2000) you have failed to achieve the Performance Target, then 3D is entitled to recoup $50,000 from the Term Compensation, which shall be recouped on a monthly pro-rata basis over the remaining five months of the Term (i.e., 10,000 per month shall be deducted from your gross pay). As an accommodation to you, 3D will accelerate the first month of the Term Compensation in accordance with the schedule attached hereto as Schedule "1".

         Upon your acceptance of this Amendment, it will be recommended to the Board by the Compensation Committee that you be granted options to purchase up to 100,000 additional shares of 3D common stock ("New Options"), which in addition to the 25,000 options you currently possess ("Existing Options") provides you with an aggregate total of 125,000 options (New Options and Existing Options are collectively referred to herein as "Options"). The New Options exercise price is $7.00, the fair market value of 3D's common stock as determined by the American Stock Exchange on the close of business on May 18, 2000. To the extent possible, the New Options would be qualified for treatment as Incentive Stock Options under the Internal Revenue Code of 1986, as amended. If approved by the Board, the New Options will vest as follows:

         a. 50,000 INCENTIVE OPTIONS: These New Options would vest in accordance with 3D's standard four-year vesting schedule commencing on your Hire Date, which provides for one-fourth vesting on each of the next four employment anniversary dates (i.e., 50,000/4 = 12,500) New Options vested annually beginning on the first anniversary of your Hire Date).

         b. 50,000 BONUS "HOME-RUN" OPTIONS: These New Options would vest in their entirety (i.e., in one lump sum) on the earlier of any of the following events occurring while you are employed by 3D in your present position or at a substantially equivalent or senior position: (i) four years from your Hire Date passes (i.e., on May 18, 2004); (ii) a buyout occurs by a single entity or group of a majority ownership (i.e., over 50%) of 3D on a fully-diluted basis; or (iii) 3D achieves a market capitalization of $500,000,000 based on issued and outstanding 3D shares of stock (i.e., not on a fully-diluted basis) at any time. If none of these events occur, the New Options will terminate and be of no further force and effect.

         Upon your voluntary termination of employment, any vested New Options would remain exercisable for thirty days and any unvested Options would expire. In the event of termination of your employment at 3D's initiative, any vested New Options would expire upon the later of the date of termination or 60 days following notice to you of termination.

6. In addition to the foregoing, you will be eligible for such benefits as are from time to time made available to other members of senior management.

7. You will sign and be bound by 3D's customary agreements relating to nondisclosure, non-solicitation, inventions, and the like.

8. Unless expressly amended by this Amendment, the terms of the Offer Letter remain in full force and effect. The Offer Letter, and this Amendment together with Schedule "1" thereto attached hereto and by this reference made a part hereof, contains the entire agreement (collectively, "Agreement") of the parties and shall replace and supersede all prior arrangements and representations, either oral or written, as to the subject matter hereof. This Agreement may be modified or amended only by a written instrument signed by all parties hereto.

If you are in agreement with the foregoing, please sign as indicated below and return the original to me.

Very truly yours,



Lawrence Weisdorn

Enclosure


Accepted and agreed:

TERRY GOURLEY


By
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